Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2013 RESULTS

Vancouver, Canada - March 27, 2014 - lululemon athletica inc. [NASDAQ:LULU] today announced financial results for the fourth quarter and fiscal year ended February 2, 2014.
For the fourth quarter ended February 2, 2014:

•
Net revenue for the quarter increased 7% to $521.0 million from $485.5 million in the fourth quarter of fiscal 2012. The fourth quarter of fiscal 2013 consisted of 13 weeks while the fourth quarter of fiscal 2012 consisted of 14 weeks. Net sales for fiscal 2012 include the additional week; however comparable stores sales calculations exclude the 14th week.

•
Comparable stores sales for the fourth quarter decreased by 2% on a constant dollar basis. Total comparable sales, including comparable stores and direct to consumer, increased 4% for the fourth quarter on a constant dollar basis.

•
Direct to consumer revenue increased 25% to $97.8 million, or 18.8% of total Company revenues, in the fourth quarter of fiscal 2013, an increase from 16.1% of total Company revenues in the fourth quarter of fiscal 2012.

•	Gross profit for the quarter increased by 2% to $278.8 million, but as a percentage of net revenue gross profit decreased to 53.5% for the quarter from 56.5% in the fourth quarter of fiscal 2012.

•	Income from operations for the quarter increased by 1% to $154.1 million, and as a percentage of net revenue was 29.6% compared to 31.4% of net revenue in the fourth quarter of fiscal 2012.

•	The tax rate for the quarter was 29.5% compared to 29.0% a year ago.

•
Diluted earnings per share for the quarter were $0.75 on net income of $109.7 million, compared to diluted earnings per share of $0.75 on net income of $109.4 million in the fourth quarter of fiscal 2012.

For the fiscal year ended February 2, 2014:

•
Net revenue for the fiscal year increased 16% to $1.6 billion from $1.4 billion in fiscal 2012. Fiscal 2013 consisted of 52 weeks while fiscal 2012 consisted of 53 weeks. Net sales for fiscal 2012 include the additional week; however, comparable stores sales and sales per square foot calculations exclude the 53rd week.

•
Comparable stores sales for fiscal 2013 increased by 4% on a constant dollar basis, resulting in $1,894 annual sales per square foot for comparable stores for fiscal 2013. Total comparable sales, including comparable stores and direct to consumer, increased 9% on a constant dollar basis for fiscal 2013.

•	Direct to consumer revenue increased 33% to $263.1 million, or 16.5% of total Company revenues in fiscal 2013, from 14.4% of total Company revenues in fiscal 2012.

•	Gross profit for fiscal 2013 increased by 10% to $840.1 million, from $762.8 million in fiscal 2012. As a percentage of net revenue, gross profit decreased to 52.8% compared to 55.7% in fiscal 2012.

•
Income from operations increased by 4% to $391.4 million, from $376.4 million in fiscal 2012. As a percentage of net revenue, income from operations decreased to 24.6% compared to 27.5% of net revenue in fiscal 2012.

•	The tax rate for fiscal 2013 was 29.6% compared to 28.8% for fiscal 2012.

•	Diluted earnings per share for fiscal 2013 were $1.91 on net income of $279.5 million, compared to diluted earnings per share of $1.85 on net income of $270.6 million in fiscal 2012.
The Company ended fiscal 2013 with $698.6 million in cash and cash equivalents compared to $590.2 million at the end of fiscal 2012. Inventory at the end of fiscal 2013 was $186.1 million compared to $155.2 million at the end of fiscal 2012. The Company ended the quarter with 254 stores in North America and Australia.
Laurent Potdevin, lululemon’s CEO, stated: "In my first days as CEO, I have been inspired by the people at lululemon, and the passion that lies behind our product and our brand." Mr. Potdevin continued: "As we move into 2014, we are reflecting on our learnings with humility, and are entirely focused on our future. 2014 is an investment year with an emphasis on strengthening our foundation, reigniting our product engine, and accelerating sustainable and controlled global expansion. lululemon's magic has been built by creating technical beautiful product and sharing our distinct culture with our

Creating components for people to live longer, healthier, fun lives communities. The emotional connection that lululemon creates is at the heart of what we stand for, and we are being relentless in our commitment to delivering a distinct and authentic experience that is unlike any other."
Updated Outlook
For the first quarter of fiscal 2014, we expect net revenue to be in the range of $377 million to $382 million based on flat total combined comparable sales on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.31 to $0.33 for the quarter. This guidance assumes 146.2 million diluted weighted-average shares outstanding and a 30.0% tax rate.
For fiscal 2014, we expect net revenue to be in the range of $1.770 billion to $1.820 billion based on a total combined comparable sales increase in the low to mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.80 to $1.90 for the full year. This guidance assumes 146.3 million diluted weighted-average shares outstanding and a 30.0% tax rate.
Conference Call Information
A conference call to discuss fiscal 2013 results is scheduled for today, March 27, 2014, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier, fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle ("GAAP") performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned "Reconciliation of Non-GAAP Financial Measure – Constant dollar changes" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our exposure to various types of

Creating components for people to live longer, healthier, fun lives litigation; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; any unforeseen disruption of our information systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our highly competitive market and increasing competition; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

Creating components for people to live longer, healthier, fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended February 2, 2014	Fourteen Weeks Ended February 3, 2013	Fifty-Two Weeks Ended February 2, 2014	Fifty-Three Weeks Ended February 3, 2013
	(unaudited)	(unaudited)
Net revenue	$520,993	$485,489	$1,591,188	$1,370,358
Costs of goods sold	242,203	210,982	751,112	607,532
Gross profit	278,790	274,507	840,076	762,826
As a percent of net revenue	53.5%	56.5%	52.8%	55.7%
Selling, general and administrative expenses	124,643	121,932	448,718	386,387
As a percent of net revenue	23.9%	25.1%	28.2%	28.2%
Income from operations	154,147	152,575	391,358	376,439
As a percent of net revenue	29.6%	31.4%	24.6%	27.5%
Other income (expense), net	1,519	1,457	5,768	4,957
Income before provision for income taxes	155,666	154,032	397,126	381,396
Provision for income taxes	45,974	44,657	117,579	109,965
Net income	109,692	109,375	279,547	271,431
Net income attributable to non-controlling interest	—	—	—	875
Net income attributable to lululemon athletica inc.	$109,692	$109,375	$279,547	$270,556
Basic earnings per share	$0.75	$0.76	$1.93	$1.88
Diluted earnings per share	$0.75	$0.75	$1.91	$1.85
Basic weighted-average shares outstanding	145,235	144,285	144,913	144,000
Diluted weighted-average shares outstanding	146,035	145,846	146,043	145,806

Creating components for people to live longer, healthier, fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	February 2, 2014	February 3, 2013
ASSETS
Current assets
Cash and cash equivalents	$698,649	$590,179
Inventories	186,090	155,222
Other current assets	58,100	41,652
Total current assets	942,839	787,053
Property and equipment, net	255,603	214,639
Goodwill and intangible assets, net	28,201	30,201
Other non-current assets	23,045	19,185
Total assets	$1,249,688	$1,051,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,647	$1,045
Other current liabilities	100,098	92,675
Income taxes payable	769	39,637
Total current liabilities	113,514	133,357
Non-current liabilities	39,492	30,422
Stockholders’ equity	1,096,682	887,299
Total liabilities and stockholders’ equity	$1,249,688	$1,051,078

Creating components for people to live longer, healthier, fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Fifty-Two Weeks Ended February 2, 2014	Fifty-Three Weeks Ended February 3, 2013
Cash flows from operating activities
Net income	$279,547	$271,431
Items not affecting cash	48,863	40,940
Other, including net changes in other non-cash balances	(50,071)	(32,258)
Net cash provided by operating activities	278,339	280,113
Net cash used in investing activities	(106,408)	(93,229)
Net cash provided by (used in) financing activities	8,907	(5,491)
Effect of exchange rate changes on cash	(72,368)	(651)
Increase in cash and cash equivalents	108,470	180,742
Cash and cash equivalents, beginning of year	$590,179	$409,437
Cash and cash equivalents, end of year	$698,649	$590,179

Creating components for people to live longer, healthier, fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in comparable store sales
(unaudited)

	Thirteen Weeks Ended February 2, 2014	Thirteen Weeks Ended January 27, 2013[1]	Fifty-Two Weeks Ended February 2, 2014	Fifty-Two Weeks Ended January 27, 2013[2]
	% Change
Comparable store sales (GAAP)	(5)%	11%	2%	16%
Adjustments due to foreign exchange rate changes	3%	(1)%	2%	—%
Comparable store sales in constant dollars	(2)%	10%	4%	16%

[1]The fourteenth week’s sales of the fourth quarter of fiscal 2012 are not included in the calculation of the comparable store sales changes.
[2]The fifty-third week’s sales of fiscal 2012 are not included in the calculation of the comparable store sales changes.

Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in total comparable sales
(unaudited)

	Thirteen Weeks Ended February 2, 2014	Thirteen Weeks Ended January 27, 2013[1]	Fifty-Two Weeks Ended February 2, 2014	Fifty-Two Weeks Ended January 27, 2013[2]
	% Change
Total comparable sales (GAAP)[3]	2%	17%	7%	24%
Adjustments due to foreign exchange rate changes	2%	(1)%	2%	—%
Total comparable sales in constant dollars[3]	4%	16%	9%	24%

[1]The fourteenth week’s sales of the fourth quarter of fiscal 2012 are not included in the calculation of the total comparable sales changes.
[2]The fifty-third week’s sales of fiscal 2012 are not included in the calculation of the total comparable sales changes.
[3]Total comparable sales includes comparable store sales and direct to consumer sales.

Creating components for people to live longer, healthier, fun lives lululemon athletica inc.
Store Count and Square Footage1
Fifty-Two Weeks Ended February 2, 2014
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	211	8	1	218
2nd Quarter	218	8	—	226
3rd Quarter	226	22	1	247
4th Quarter	247	7	—	254

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	602	27	2	627
2nd Quarter	627	27	—	654
3rd Quarter	654	66	2	718
4th Quarter	718	22	—	740

[1]Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]Number of stores opened during the quarter that are branded lululemon athletica and ivivva athletica.
[3]Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live longer, healthier, fun lives